Exhibit 10.31

June 11, 2001

Ms. Sandra Wrobel
[address]

Re:	Notification Under the Worker Adjustment and Retraining Notification Act (“WARN Act”) and Offer of Severance

Dear Sandy:

This is to inform you in advance that IntraBiotics Pharmaceuticals, Inc. (the “Company”) is restructuring its workforce at its facilities located at 2021 Stierlin Court, Mountain View, California and 1245 Terra Bella, Mountain View, California.  This restructuring constitutes a “mass layoff” under the WARN Act.

Due to this restructuring, you will be laid off.  Your employment termination is currently scheduled to occur on August 31, 2001 (the “Separation Date”), sixty days from today.  Until the Separation Date, you will remain an employee of the Company, and you will be paid your current base salary (less all applicable deductions and withholdings) in accordance with the Company’s normally scheduled payroll dates.  In addition, you will remain eligible for those benefits provided under the Company’s ERISA benefit plans.

From now until the Separation Date, you are neither expected nor required to report for work.  However, until the Separation Date, the Company reserves the right to call you back to work either at your present position or at an equivalent position.  If you refuse to report for work after being notified, you will be subject to discipline up to and including the termination of your employment and the cessation of any further compensation or benefits.  There are no bumping rights.  The layoff is expected to be permanent.

Additionally, if on the Separation Date you sign the general waiver and release of claims attached hereto as Exhibit A, you will receive an amount equivalent to sixteen (16) weeks of your current base salary, less all applicable deductions and withholdings plus a one-time pre-tax payment equal to 10% of your annual salary or $23,500.  In addition, if you timely elect to continue your health insurance benefits through COBRA coverage, the Company will pay for COBRA coverage for September, October, November, and December 2001.  You will also receive acceleration of four months vesting of your existing stock options. In other words, you will get the benefit of any vesting that would have occurred through December 31, 2001.  All other terms of your options, including any applicable exercise periods continue to be governed by the 2000 Equity Incentive Plan and the terms of your option agreement thereunder.

If you have any questions, the name and telephone number of the Company’s official to contact for further information is:

Ray Mendonca
Director, Human Resources
IntraBiotics Pharmaceuticals, Inc.
(650) 567-6650

Pursuant to the Age Discrimination in Employment Act, 29 U.S.C. Section 626(f)(1)(H), the Company provides disclosures concerning the terms and eligibility for this termination program in Exhibit B attached hereto.

I want to thank you personally for your contributions to IntraBiotics Pharmaceuticals, Inc., and wish you luck in your future endeavors.

Sincerely,

IntraBiotics Pharmaceuticals, Inc.

Kenneth Kelley, President & Chief Executive Officer

Exhibit A – General Waiver and Release Agreement
Exhibit B - Disclosure Under 29 U.S.C. § 626(f)(1)(H)